Exhibit 99.1
Exterran Partners Agrees to Acquire
Additional Assets from Exterran Holdings
HOUSTON, July 27, 2010 — Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has agreed to acquire assets from Exterran Holdings for consideration currently valued at approximately $214 million.
Highlights of this transaction include:
•	Assets to be acquired by Exterran Partners include contracts serving 43 customers of Exterran Holdings and its affiliates, together with approximately 580 compressor units used to provide compression services under those contracts, comprising approximately 254,000 horsepower, representing approximately 6% (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners.

•	Consideration to be paid to affiliates of Exterran Holdings will consist entirely of Exterran Partners’ equity, comprised of approximately 8.21 million common units and approximately 167,000 general partner units.

•	The transaction is expected to expand Exterran Partners’ contract operations fleet to approximately 1.6 million horsepower which would comprise approximately 39% (by available horsepower) of the combined Exterran Holdings and Exterran Partners U.S. contract operations business.

•	The transaction is subject to certain closing conditions and is expected to close in August 2010.
“We are pleased to continue to expand Exterran Partners’ fee-based business and enhance its market position as a leading provider of natural gas contract operations services in the United States,” said David S. Miller, Chief Financial Officer of Exterran Partners’ managing general partner. “We believe this transaction will strengthen Exterran Partners’ financial position by increasing distributable cash flow and improving its credit profile.”
“We believe the transaction will create economic value for both Exterran Holdings and Exterran Partners,” added Ernie L. Danner, President and Chief Executive Officer of Exterran Holdings. “We continue to view Exterran Partners as the growth vehicle for our contract operations business in the United States and are supportive of its continued success.”
In connection with and upon closing of the transaction, the omnibus agreement between Exterran Partners and Exterran Holdings will be amended to reflect extensions of the caps on operating costs and on selling, general and administrative costs allocable from Exterran Holdings to Exterran Partners (based on such costs incurred by Exterran Holdings on behalf of Exterran Partners) for an additional year such that the caps will now terminate on December 31, 2011, unless otherwise extended.

The board of directors of the general partner of Exterran Partners approved the transaction based on a recommendation from its conflicts committee. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisors to assist it in evaluating the transaction.
About Exterran Holdings and Exterran Partners
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran and its over 10,000 employees have operations in over 30 countries.
Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings indirectly owns a majority interest in Exterran Partners.
For more information, visit www.exterran.com.
Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Holdings and Exterran Partners (the “Companies”), which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, statements regarding the ability of the Companies to complete their proposed transaction and the expected timing of the closing of the transaction; the expected benefits of the transaction to Exterran Holdings and Exterran Partners; and Exterran Holdings’ intention to continue to offer the balance of its U.S. contract operations assets to Exterran Partners.
While the Companies believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: changes in the capital and financial markets that impact the effect of the drop-down of additional assets to Exterran Partners; local, regional, national and international economic conditions and the impact they may have on the Companies and their customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil and natural gas and the impact on the price of oil and natural gas; Exterran Holdings’ ability to timely and cost-effectively obtain components necessary to conduct the Companies’ business; changes in political or economic conditions in key operating markets, including international markets; changes in safety and environmental regulations pertaining to the production and transportation of oil and natural gas; as to each of the Companies, the performance of the other entity; and the failure to satisfy the conditions to the closing of the transaction.
These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Holdings’ Annual Report on Form 10-K for the year ended December 31, 2009, Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2009, and those set forth from time to time in the

Companies’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. Except as required by law, the Companies expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.